Exhibit 99.1

CONTACT:	Glenn C. Christenson, (800) 544-2411 or (702) 367-2484 Executive Vice President/Chief Financial Officer/ Chief Administrative Officer

Thomas M. Friel, (800) 544-2411 or (702) 221-6793 Vice President/Controller

Lesley A. Pittman, (800) 544-2411 or (702) 367-2437 Vice President of Corporate & Government Relations

FOR IMMEDIATE RELEASE:                               January 15, 2004

STATION CASINOS REITERATES EXISTING FINANCIAL GUIDANCE, ANNOUNCES DEVELOPMENT AND FINANCING PLANS FOR RED ROCK STATION AND ESTABLISHES THREE YEAR BUSINESS AND FINANCIAL GOALS

LAS VEGAS, — Station Casinos, Inc. (NYSE: STN - News; “Station” or “the Company”) today announced the following:

•                  Reiterated guidance for EBITDA (1) for the fourth quarter of 2003 of approximately $81 million to $84 million and Adjusted Earnings per share (2) of approximately $0.38 to $0.41, excluding development costs and nonrecurring items.

•                  Reiterated full year guidance for EBITDA in 2003 and 2004, excluding development costs and nonrecurring items, of approximately $292 million to $295 million and approximately $340 million to $350 million, respectively.  Further, the Company reiterated its full year guidance for 2003 and 2004 for Adjusted Earnings per share, excluding development costs and nonrecurring items, of approximately $1.21 to $1.24, and approximately $1.68 to $1.78, respectively.

•                  Plans to begin development of Red Rock Station in mid-2004 at an anticipated cost of approximately $450 million to $475 million, of which about $375 million to

$400 million remains to be spent.  The project is expected to be complete in late 2005 or early 2006.  Red Rock Station is projected to generate approximately $60 million to $65 million of EBITDA and be $0.06 to $0.11 accretive to annual earnings per share during its first full year of operation growing to $80 million to $85 million of EBITDA in the third year, resulting in annual earnings per share accretion of $0.25 to $0.31.

•                  Based on these projected results for Red Rock Station, continued strength in the existing Las Vegas operations and anticipated growth in our management franchise, the Company has established the following three year financial goals :

•                  Grow EBITDA at a compounded annual growth rate of 16% to 18%,

•                  Grow Adjusted Earnings per share at a compounded annual growth rate of 25% to 28%, and

•                  Generate approximately $3.60 to $3.75 in Free Cash Flow (3) per share for the year ended December 31, 2006.

•                  Financing plans for a new $325 million senior subordinated notes offering, the proceeds of which will be used to:

•                  Make an offer to purchase and/or redeem the Company’s existing $199.9 million 8 7/8% senior subordinated notes,

•                  Reduce the outstanding balance on the Company’s revolving credit facility and

•                  for general corporate purposes.

The offering will position the Company to capitalize on incremental growth opportunities in both our Las Vegas and management services franchises.

Red Rock Station

The Company announced that it is developing Red Rock Station at the intersection of I-215 and West Charleston Boulevard in Las Vegas.  The initial phase of the property is expected to include 60 table games and 2,700 slot machines.  The property is expected to also include 400 hotel rooms, 45,000 square feet of meeting space, 16 movie theaters, a 20,000 square foot spa facility and several restaurants, including a buffet.  The cost of the project is expected to be approximately $450 million to $475 million.  We believe the construction of the project will begin in mid- 2004 and be complete in late 2005 or early 2006.  We expect that the project will be financed through a combination of Free Cash Flow, our bank line of credit and the proposed senior subordinated notes offering.  We expect, consistent with previous Station developed properties in Las Vegas, the project will generate a low-teens return on investment in its first year of operations growing over time to high-teens or greater return on investment.  The Company’s existing portfolio of properties that it has developed is currently generating about 20% return on investment.  We project that Red Rock Station will produce approximately $60 million to $65 million in EBITDA in its first year of operation.  See table below for timing of these expenditures.

“Red Rock Station will be the premier property in the Las Vegas locals market,” said Frank J. Fertitta III, Chairman and Chief Executive Officer. “The project represents the next level in the evolution of regional entertainment complexes for locals.  We expect that the quality and location of Red Rock Station will drive business from all over the Valley.  In addition, the demographics in Summerlin are outstanding.  We are also pleased that a substantial portion of the project can be funded from Free Cash Flow”.  See “Company Information and Forward Looking Statements” for risks associated with this project.

The Company believes that the project will be $0.06 to $0.11 accretive to earnings per share in its first full year of operations and $0.25 to $0.31 accretive to annual earnings per share by the third year of operation.  See accompanying table for details.

Red Rock Station is expected to cost $25 million to $50 million more than Green Valley Ranch Station Casino after completion of the current $110 million expansion.  Of this difference, approximately $34 million is incremental land cost.  The balance of the incremental costs reflects the fact that Red Rock Station is expected to include significant additional amenities including more gaming capacity, restaurants, movie theaters and other entertainment venues.

Growth Goals

The Company believes that the combination of organic growth from its Las Vegas locals’ franchise, increased management fees from Native American gaming operations, the previously disclosed expansions of Green Valley Ranch Station and Santa Fe Station, and the opening of

Red Rock Station in late 2005 or early 2006 will result in substantial growth over the next three years.  As a result of the growth visibility, all of which relates to projects which have previously been communicated, our goal is to generate compounded annual growth rates in EBITDA of 16% to 18% and Adjusted Earning per share of 25% to 28% over the next three years.  See the accompanying tables below. “We are pleased with the strength of the Las Vegas locals’ market and the markets where we currently plan to manage properties for our tribal partners are very solid,” said Fertitta.  See “Company Information and Forward Looking Statements” for risks associated with these projections.

We expect the Thunder Valley management fee for a full year in 2004 will account for significant growth.  Previous guidance has been that Thunder Valley would generate approximately $65 million to $75 million in management fees to Station Casinos in its first full year of operations.  We expect growth in 2005 to come from (i) the Green Valley Ranch expansion being open for a full year in 2005, (ii) the Santa Fe expansion to open late in the first quarter of 2005, and (iii) we expect to begin managing a property in Allegan County, Michigan for the Gun Lake Tribe sometime in 2005.  We believe growth will come in 2006 from the opening of Red Rock Station in late 2005 or early 2006.  We also expect that our same store Las Vegas locals’ market operations will continue to grow with the expanding population and improving economy and that there are continuing opportunities for growth at Thunder Valley over this period.

New Senior Subordinated Notes Offering and Tender Offer for 8 7/8% Senior Subordinated Notes

The Company also announced that it plans to issue and sell $325 million of Senior Subordinated Notes due in January 2014.  Proceeds from the sale will be initially used to redeem its $199.9 million in 8 7/8% Senior Subordinated Notes due in December of 2008.  The balance will be used to reduce the Company’s revolving credit facility, which along with Free Cash Flow generated from operations, will be used to develop Red Rock Station, other development capital expenditures and for general corporate purposes.  The Company believes that this financing enhances its capital structure by extending a significant portion of the maturities of long term debt out to 2014 and provides flexibility to continue our investments in the Las Vegas locals’ market and management contracts with Native American tribes

We expect that during the course of construction of Red Rock Station and considering the advances we are making during the development phase of the Native American projects, our debt to cash flow ratio will generally stay in a range of 3 to 4 times.  We expect leverage to peak at just over 4.0 times as we open Red Rock Station in late 2005 or early 2006, but proforma for the return on the Red Rock Station investment, the debt to cash flow ratio is expected to be under 3.5 times.

The Senior Subordinated Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The Company also recently announced that it has commenced a cash tender offer for any and all of its $199.9 million aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2008.  The terms of the cash tender offer are contained in the Offer to Purchase and Consent Solicitation Statement dated January 14, 2004.

Other Capital Expenditures

The Company is planning other capital expenditures over the next several years.  An expansion at Santa Fe Station that is expected to cost approximately $50 million and include a new movie theater complex, additional slot machines and other amenities was recently announced, as was the development of an ice skating rink at Fiesta Rancho at a cost of approximately $6.5 million.  Also previously announced was the Company’s intention to accelerate the replacement cycle of certain of its existing slot machines for new machines that have ticket-in ticket-out technology.  The Company recently exercised its option to purchase the land under the Wild Wild West Gambling Hall and Hotel.  The purchase will take place in July 2005 at the fair market value of the land but not less than $27 million or not more than approximately $36 million.  After the purchase is complete, rent expense will be reduced by approximately $2.7 million annually.

“Given the expected continued growth in Las Vegas, we are excited about the master-planned expansion at Santa Fe Station.  This is a demand generated enhancement to the property in an area of Las Vegas where the population is growing rapidly.  We also believe the ice rink at Fiesta Rancho and the acceleration of the replacement of our slot machines with ticket-in ticket-out technology is consistent with the growing demand for locals’ entertainment,” said Fertitta.  “The Wild Wild West option was exercised now because under the terms of the lease we would not have another opportunity to acquire the property for almost ten years.” said Fertitta.  The timing of the cash payment for these capital expenditures can be found in a table included herein.

In addition, over the next several years the Company expects to advance approximately $6 million and approximately $8 million for non-reimbursable project costs related to the Gun Lake and Graton Rancheria management contracts, respectively, as certain milestones are met on each development project.  “We continue to be very excited about working with the Gun Lake and Graton Rancheria tribes and expect that these capital contributions will help bring their respective projects to fruition,” said Fertitta.  We expect to have reimbursable advances related to the Gun Lake and Graton Rancheria projects but the timing of these advances is difficult to project.  These advances are expected to be repaid at the time the permanent financing is put in place for the respective projects.

Depreciation expense related to the capital expenditures noted above is expected to be approximately $25 million annually for Red Rock Station, approximately $3 million annually for the Santa Fe expansion and the slot machines will be depreciated over 5 years from the date they are placed in service.  Capitalized interest is expected to be approximately $7 million to $9 million in 2004 and approximately $21 million to $23 million in 2005.

Fourth Quarter 2003 and Year 2004 Guidance Reiterated

The Company is currently undergoing its annual audit and expects EBITDA of approximately $81 million to $84 million for the fourth quarter of 2003 (excluding development expense and nonrecurring items), consistent with previous guidance.  This would result in Adjusted Earnings per share of approximately $0.38 to $0.41 for the fourth quarter of 2003.  The Company has scheduled its quarterly earnings conference call on January 29, 2004.

Other Matters

The Company has not completed its annual audit.  However, we are looking closely at the valuation of goodwill related to the Fiesta Rancho acquisition in 2001.  While we anticipate a write down of goodwill, which is a non-cash charge, we have not finalized the amount at this time.  In addition, as a result of the recent refinancing of Green Valley Ranch Station, there will be a write-off in the fourth quarter of the debt issuance costs related to the previous financings.  There will also be a write-off at Green Valley Ranch Station for certain assets that have been or will be removed to allow for an expansion of the property.  In the first quarter of 2004 there will also be a write-off of financing costs related to the redemption of the $199.9 million 8 7/8% Senior Subordinated Notes due 2008.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering.  Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada.  Station also owns a 50 percent interest in both Barley’s Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7 percent interest in the Palms Casino Resort in Las Vegas, Nevada.  In addition, Station manages the Thunder Valley Casino in Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein.  Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and its Registration Statement on Form S-4 File No. 333-66140.  In addition, construction projects such as Red Rock Station, the Green Valley Ranch Station expansion and the Santa Fe Station expansion entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases.  The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates.  There can be no assurance that the budgeted costs or construction period will be met.  All forward-looking statements are based on the Company’s current expectations and projections about future events.  All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

(1) EBITDA consists of net income plus income tax provision, interest and other expense, depreciation, amortization, development expense and nonrecurring items.  EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies.  The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company.  Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures.  To evaluate EBITDA and the trends it depicts, the components should be considered.  The impact of income tax provision, interest and other expense, depreciation, amortization, development expense and nonrecurring items, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from EBITDA.  Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles (“GAAP”) and does not necessarily indicate cash flows will be sufficient to fund cash needs.  It should not be considered as an alternative to net income, as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity.  In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company’s measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies.  A reconciliation of EBITDA to net income is included in the financial schedules accompanying this release.

(2) Adjusted Earnings excludes development expense and nonrecurring items.  Adjusted Earnings is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies, as this measure is considered by the Company to be a better measure on which to base expectations of future results than GAAP net income.

(3) Free Cash Flow is defined as cash available for development capital expenditures, dividends, share repurchase, debt reduction or other capital needs after payment of interest, income taxes and maintenance capital expenditures.

Station Casinos, Inc.

Proforma EBITDA and EPS Growth

For the Years Ended December 31, 2003-2006

	2003	Range 2004		Range 2005		Range 2006
EBITDA Growth:
Las Vegas-Current	$288	$305	$315	$320	$330	$335	$345
Management Fees*	40	70	70	80	80	90	90
GVR/SF Expansions				12	12	15	15
Red Rock Station						60	65
EBITDA Operating**	328	375	385	412	422	500	515
Corporate Expense	(35)	(35)	(35)	(37)	(37)	(39)	(39)
EBITDA**	$293	$340	$350	$375	$385	$461	$476

	3 Year CAGR					16%	18%

EPS Growth:
Proforma EBITDA**	$293	$340	$350	$375	$385	$461	$476
Interest Expense	(98)	(92)	(91)	(84)	(84)	(105)	(105)
Depreciation	(73)	(75)	(75)	(78)	(78)	(103)	(103)
Taxes at 37%	(45)	(64)	(68)	(79)	(83)	(94)	(99)
Net Income**	$77	$109	$116	$134	$140	$159	$169

EPS***	$1.24	$1.68	$1.78	$2.06	$2.15	$2.45	$2.60

	3 Year CAGR					25%	28%

Assumptions:

1).          The Las Vegas EBITDA grows at about 5%-9% per year for the next three years.  This represents approximately a 4%-5% revenue growth with 50% EBITDA margins on the incremental revenues.

2).          Management fees in 2003 and 2004 include those generated from Thunder Valley Casino, currently operated for the United Auburn Indian Community.  Management fees in 2005 include those from Thunder Valley and a partial year of fees from the Gun Lake project that is expected to open during the year.  Management fees in 2006 include fees from Thunder Valley and Gun Lake.

3).          The Green Valley Ranch expansion is expected to be open the entire year in 2005 and the Santa Fe expansion is expected to be open a portion of 2005.

4).          Red Rock Station is projected to be open in late 2005 or early 2006.

*Projected management fees from Thunder Valley and Gun Lake contracts assumes no increase in gaming capacity from existing levels.

**Excludes Nonrecurring items and development costs.  The 2003 balances are set at the midpoint of previously communicated guidance.

***Assumes 62 million shares outstanding for year 2003 and 65 million shares outstanding for years 2004, 2005 and 2006.

Station Casinos, Inc.

Proforma Development Capital Expenditures

For the Years Ended December 31, 2004-2006

	2004	2005		2006
Red Rock Station	$70	$265	$290	$40
Santa Fe Expansion	30	20	20
Accelerated Slot Purchase	33	14	14
Fiesta Ice Rink	7
Wild Wild West Land		27	36
Total	$140	$326	$360	$40

Station Casinos, Inc.

Proforma Development Red Rock Station Accretion

For the Years Ended December 31, 2006 and 2008

	Range 2006		Range 2008
EBITDA	$60	$65	$80	$85
Depreciation	25	25	25	25
Interest at 6%	29	29	29	29
Pre Tax Income	6	11	26	31
Taxes at 37%	2	4	10	11
Net Income	$4	$7	$16	$20
EPS *	$0.06	$0.11	$0.25	$0.31

*Assumes 65 Million Shares Outstanding

Station Casinos, Inc.

Proforma Free Cash Flow

For the Years Ended December 31, 2004-2006

	Range 2004		Range 2005		Range 2006
EBITDA*	$340	$350	$375	$385	$461	$476
Less:
Interest	100	100	106	106	108	108
Cash Taxes Paid	16	19	63	66	79	84
Maintenance Cap Ex	35	35	35	35	40	40
Cash for Reducing Debt or for Capital Needs	$189	$196	$171	$178	$234	$244

Free Cash Flow Per Share **	$2.91	$3.02	$2.63	$2.74	$3.60	$3.75

Assumptions:

1).          The Las Vegas EBITDA grows at about 5%-9% per year for the next three years.  This represents approximately a  4%-5% revenue growth with 50% EBITDA margins on the incremental revenues.

2).          Management fees in 2003 and 2004 include those generated from Thunder Valley Casino, currently operated for the United Auburn Indian Community.  Management fees in 2005 include those from Thunder Valley and a partial year of fees from the Gun Lake project that is expected to open during the year.  Management fees in 2006 include fees from Thunder Valley and Gun Lake.

3).          The Green Valley Ranch expansion is expected to be open the entire year in 2005 and the Santa Fe expansion is expected to be open a portion of 2005.

4).          Red Rock Station is projected to be open in late 2005 or early 2006.

*Excludes Nonrecurring items and development costs.  The 2003 balances are set at the midpoint of previously communicated guidance.  Projected management fees from Thunder Valley and Gun Lake contracts assumes no increase in gaming capacity from existing levels.

**Assumes 65 million shares outstanding

Station Casinos, Inc.

Comparison of Project Costs - Green Valley Ranch as Expanded vs. Red Rock Station

Red Rock	$450	$475
GVR Expanded	425	425

Difference	$25	$50
Land represents	34	34
Remaining difference represents the following:	$(9)	$16

	Red Rock	Expanded GVR	Difference
Slots	2,700	2,400	300
Table Games	60	50	10
Hotel Rooms	400	500	(100)
Restaurants	10	6	4
Food Court Boxes	8	5	3
Movie Theater Seats	4,200	2,400	1,800
Bingo Seats	600	—	600
Poker Tables	12	—	12
Entertainment Lounge	Yes	—
Kids Quest	Yes	—